SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

  Name: Thrivent Financial Securities Lending Trust

  Address of Principal Business Office (No. & Street, City, State, Zip Code):

  625 Fourth Avenue South
  Minneapolis, Minnesota 55415

  Telephone Number (including area code):

  (612) 340-7005

  Name and address of agent for service of process:

  John C. Bjork
  Assistant Secretary
  625 Fourth Avenue South
  Minneapolis, Minnesota 55415

  Check Appropriate Box:

  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

  Yes   [X]       No   [  ]

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Minneapolis, State of Minnesota this 25th day of August, 2004.

                                                        Thrivent Financial Securities Lending Trust
                                                        -----------------------------------------------------
                                                        (Name of Registrant)

                                                        By /s/ Pamela J. Moret
                                                           --------------------------------------------------
                                                           Pamela J. Moret
                                                           Trustee

ATTEST:

By:  /s/ John C. Bjork                                   By:  /s/ James E. Nelson
     -----------------------------------                      --------------------------------------
     Assistant Secretary                                      Secretary and Chief Legal Officer